CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$5,010,000	$623.75

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated October 25, 2017

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-212571

$5,010,000 Barclays Bank PLC Trigger Autocallable Contingent Yield Notes

Linked to the lesser performing of the DAX® Index (Price Return) and the Russell 2000® Index due October 28, 2022

Investment Description

Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the lesser performing of the DAX® Index (Price Return) and the Russell 2000® Index (each an “Underlying” and together the “Underlyings”). On a quarterly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Contingent Coupon”) if the Closing Level of each Underlying on the applicable Observation Date is greater than or equal to its specified Coupon Barrier. Otherwise, no Contingent Coupon will be paid for that quarter. The Issuer will automatically call the Notes if the Closing Level of each Underlying on any Observation Date (quarterly, beginning on October 25, 2018) is greater than or equal to its Closing Level on the Trade Date (the “Initial Underlying Level”). If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Notes are not automatically called and the Closing Level of each Underlying on the Final Valuation Date (the “Final Underlying Level”) is greater than or equal to both its Downside Threshold and its Coupon Barrier, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date. If the Notes are not automatically called and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold but the Final Underlying Level of either Underlying is less than its Coupon Barrier, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes, but no Contingent Coupon will be paid. However, if the Final Underlying Level of either Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Underlying with the lowest Underlying Return (the “Lesser Performing Underlying”). In this case, you will have full downside exposure to the Lesser Performing Underlying from the Initial Underlying Level to the Final Underlying Level, and could lose all of your principal. Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying. The Final Underlying Level of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of either Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features

❑ Contingent Coupon: Unless the Notes have been previously called, the Issuer will pay you a Contingent Coupon each quarter if the Closing Level of each Underlying on the applicable Observation Date is greater than or equal to its Coupon Barrier. Otherwise, no Contingent Coupon will be paid for that quarter.

❑ Automatic Call: The Issuer will automatically call the Notes if the Closing Level of each Underlying on any Observation Date (quarterly, beginning on October 25, 2018) is greater than or equal to its Initial Underlying Level. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not automatically called and the Final Underlying Level of each Underlying is greater than or equal to both its Downside Threshold and its Coupon Barrier, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date. If the Notes are not automatically called and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold but the Final Underlying Level of either Underlying is less than its Coupon Barrier, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes, but no Contingent Coupon will be paid. However, if the Final Underlying Level of either Underlying is less than its Downside Threshold, the Issuer will repay less than your principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Lesser Performing Underlying. The Final Underlying Level of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates
Trade Date:	October 25, 2017
Settlement Date[1]:	October 30, 2017
Observation Dates[2]:	Quarterly, commencing January 25, 2018 (callable beginning October 25, 2018) (see page PS-8)
Final Valuation Date[2]:	October 25, 2022
Maturity Date[2]:	October 28, 2022
[1] See “Supplemental Plan of Distribution” for more details on the expected Settlement Date. [2] Subject to postponement. See “Final Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE LESSER PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-9 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Trigger Autocallable Contingent Yield Notes linked to the lesser performing of the DAX® Index (Price Return) and the Russell 2000® Index. The Initial Underlying Level of each Underlying is the Closing Level of that Underlying on the Trade Date. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying	Contingent Coupon Rate	Initial Underlying Level	Coupon Barrier*	Downside Threshold*	CUSIP/ ISIN
DAX® Index (Price Return) (DAXK)	6.00% per annum	6,139.22	3,990.49, which is 65.00% of the Initial Underlying Level	3,069.61, which is 50.00% of the Initial Underlying Level	06746N204 / US06746N2045
Russell 2000® Index (RTY)		1,493.478	970.761, which is 65.00% of the Initial Underlying Level	746.739, which is 50.00% of the Initial Underlying Level

* Rounded to two decimal places for the DAX® Index (Price Return) and rounded to three decimal places for the Russell 2000® Index

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.15	$9.85
Total	$5,010,000	$75,150	$4,934,850

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is $9.718 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this pricing supplement differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

♦	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this pricing supplement, “Notes” refers to the Trigger Autocallable Contingent Yield Notes that are offered hereby, unless the context otherwise requires.

PS-2

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately five months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-9 of this pricing supplement.

PS-3

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PS-4

Investor Suitability

The Notes may be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦  You can tolerate a loss of a significant portion or all of your principal amount and are willing to make an investment that may have the full downside market risk of an investment in the Lesser Performing Underlying.

♦  You are willing and able to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

♦  You believe each Underlying is likely to close at or above its Coupon Barrier on the specified Observation Dates, and, if either Underlying does not, you can tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦  You believe the Final Underlying Level of each Underlying is not likely to be less than its Downside Threshold and, if the Final Underlying Level of either Underlying is less than its Downside Threshold, you can tolerate a loss of a significant portion or all of your principal amount.

♦  You understand and accept that you will not participate in any appreciation of either Underlying, which may be significant, and that your return potential on the Notes is limited to any Contingent Coupons paid on the Notes.

♦  You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

♦  You are willing and able to hold Notes that will be called on the earliest Observation Date (quarterly, beginning on October 25, 2018) on which the Closing Level of each Underlying is greater than or equal to its Initial Underlying Level, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦  You do not seek guaranteed current income from this investment, you are willing to accept the risk of contingent yield and you are willing to forgo any dividends paid on the securities composing the Underlyings.

♦  You understand and are willing to accept the risks associated with each Underlying.

♦  You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be suitable for you if:

♦  You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦  You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of a significant portion or all of your principal amount or you are not willing to make an investment that may have the full downside market risk of an investment in the Lesser Performing Underlying.

♦  You are unwilling or unable to accept the individual market risk of each Underlying or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

♦  You do not believe each Underlying is likely to close at or above its Coupon Barrier on the specified Observation Dates, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦  You believe the Final Underlying Level of either Underlying is likely to be less than its Downside Threshold, which could result in a total loss of your principal amount.

♦  You seek an investment that participates in the full appreciation of either or both of the Underlyings and whose return is not limited to any Contingent Coupons paid on the Notes.

♦  You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

♦  You are unable or unwilling to hold Notes that will be called on the earliest Observation Date (quarterly, beginning on October 25, 2018) on which the Closing Level of each Underlying is greater than or equal to its Initial Underlying Level, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦  You seek guaranteed current income from your investment, you are unwilling to accept the risk of contingent yield or you prefer to receive any dividends paid on the securities composing the Underlyings.

♦  You do not understand or are not willing to accept the risks associated with each Underlying.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦  You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-9 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlyings, please see the sections titled “DAX® Index (Price Return)” and “Russell 2000® Index” below.

PS-5

Final Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Note (subject to minimum investment of 100 Notes)
Term[2]:	Approximately five years, unless called earlier
Reference Assets[3]:	The DAX® Index (Price Return) (Bloomberg ticker symbol “DAXK<Index>“) and the Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>“) (each an “Underlying” and together the “Underlyings”)
Automatic Call Feature:	The Issuer will automatically call the Notes if the Closing Level of each Underlying on any Observation Date (quarterly, beginning on October 25, 2018) is greater than or equal to its Initial Underlying Level. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Observation Dates[2]:	As set forth under the “Observation Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below. The final Observation Date, October 25, 2022, is the “Final Valuation Date.”
Call Settlement Dates[2]:	As set forth under the “Coupon Payment Dates/Call Settlement Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below
Contingent Coupon:

If the Closing Level of each Underlying is greater than or equal to its Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to that Observation Date.

If the Closing Level of either Underlying is less than its Coupon Barrier on any Observation Date, the Contingent Coupon applicable to that Observation Date will not accrue or be payable and the Issuer will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon is a fixed amount potentially payable quarterly based on the per annum Contingent Coupon Rate.

Coupon Barrier:	With respect to each Underlying, a percentage of the Initial Underlying Level of that Underlying, as specified on the cover of this pricing supplement
Coupon Payment Dates[2]:	As set forth under the “Coupon Payment Dates/Call Settlement Dates” column of the table under “Observation Dates/Coupon Payment Dates/Call Settlement Dates” below
Contingent Coupon Rate:

The Contingent Coupon Rate is 6.00% per annum. Accordingly, the Contingent Coupon with respect to each Observation Date is equal to $0.15 per Note and will be payable only for each Observation Date on which the Closing Level of each Underlying is greater than or equal to its Coupon Barrier.

Whether Contingent Coupons will be paid on the Notes will depend on the performance of the Underlyings. The Issuer will not pay you the Contingent Coupon for any Observation Date on which the Closing Level of either Underlying is less than its Coupon Barrier.

Payment at Maturity (per Note):

If the Notes are not automatically called and the Final Underlying Level of each Underlying is greater than or equal to both its Downside Threshold and its Coupon Barrier, the Issuer will pay you a cash payment on the Maturity Date equal to $10 per Note plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold but the Final Underlying Level of either Underlying is less than its Coupon Barrier, the Issuer will pay you a cash payment on the Maturity Date equal to $10 per Note, but no Contingent Coupon will be paid.

If the Notes are not automatically called and the Final Underlying Level of either Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Lesser Performing Underlying, calculated as follows:

$10 × (1 + Underlying Return of the Lesser Performing Underlying)

Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Lesser Performing Underlying declines, regardless of the performance of the other Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	With respect to each Underlying: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Lesser Performing Underlying:	The Underlying with the lower Underlying Return
Downside Threshold:	With respect to each Underlying, a percentage of the Initial Underlying Level of that Underlying, as specified on the cover of this pricing supplement
Initial Underlying Level:	With respect to each Underlying, the Closing Level of that Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Underlying Level:	With respect to each Underlying, the Closing Level of that Underlying on the Final Valuation Date
Closing Level[3]:	With respect to each Underlying, Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	Each Observation Date may be postponed if that Observation Date is not a scheduled trading day with respect to either Underlying or if a market disruption event occurs with respect to either Underlying on that Observation Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the prospectus supplement. In addition, a Coupon Payment Date, a Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If an Underlying is discontinued or if the sponsor of an Underlying fails to publish that Underlying, the Calculation Agent may select a successor underlying or, if no successor underlying is available, will calculate the value to be used as the Closing Level of that Underlying. In addition, the Calculation Agent will calculate the value to be used as the Closing Level of an Underlying in the event of certain changes in or modifications to that Underlying. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

PS-6

Investment Timeline

Trade Date:	The Closing Level of each Underlying (the Initial Underlying Level) is observed and the Coupon Barrier and Downside Threshold of each Underlying are determined.

Quarterly (callable beginning October 25, 2018):

If the Closing Level of each Underlying is greater than or equal to its Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to that Observation Date.

However, if the Closing Level of either Underlying is less than its Coupon Barrier on any Observation Date, no Contingent Coupon payment will be made with respect to that Observation Date.

The Issuer will automatically call the Notes if the Closing Level of each Underlying on any Observation Date (quarterly, beginning on October 25, 2018) is greater than or equal to its Initial Underlying Level. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Level of each Underlying is determined as of the Final Valuation Date.

If the Notes are not automatically called and the Final Underlying Level of each Underlying is greater than or equal to both its Downside Threshold and its Coupon Barrier, the Issuer will pay you a cash payment on the Maturity Date equal to $10 per Note plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold but the Final Underlying Level of either Underlying is less than its Coupon Barrier, the Issuer will pay you a cash payment on the Maturity Date equal to $10 per Note, but no Contingent Coupon will be paid.

If the Notes are not automatically called and the Final Underlying Level of either Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Lesser Performing Underlying, calculated as follows:

$10 × (1 + Underlying Return of the Lesser Performing Underlying)

Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Lesser Performing Underlying declines, regardless of the performance of the other Underlying.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your principal amount. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying. The Final Underlying Level of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of either Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

PS-7

Observation Dates/Coupon Payment Dates/Call Settlement Dates
Observation Dates	Coupon Payment Dates / Call Settlement Dates
January 25, 2018*	January 29, 2018*
April 25, 2018*	April 27, 2018*
July 25, 2018*	July 27, 2018*
October 25, 2018	October 29, 2018
January 25, 2019	January 29, 2019
April 25, 2019	April 29, 2019
July 25, 2019	July 29, 2019
October 25, 2019	October 29, 2019
January 27, 2020	January 29, 2020
April 27, 2020	April 29, 2020
July 27, 2020	July 29, 2020
October 26, 2020	October 28, 2020
January 25, 2021	January 27, 2021
April 26, 2021	April 28, 2021
July 26, 2021	July 28, 2021
October 25, 2021	October 27, 2021
January 25, 2022	January 27, 2022
April 25, 2022	April 27, 2022
July 25, 2022	July 27, 2022
October 25, 2022	October 28, 2022
*The Notes are NOT automatically callable until the fourth Observation Date, which is October 25, 2018. Thus, the first Call Settlement Date will be on or about October 29, 2018.

PS-8

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in either or both of the Underlyings or the securities composing the Underlyings. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦	You may lose a significant portion or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not automatically called, the Issuer will pay you the principal amount of your Notes only if the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold and will make such payment only at maturity. If the Notes are not automatically called and the Final Underlying Level of either Underlying is less than its Downside Threshold, you will be exposed to the full decline in the Lesser Performing Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a percentage loss of principal equal to the negative Underlying Return of the Lesser Performing Underlying. Accordingly, you may lose a significant portion or all of your principal.

♦	If the Notes are not automatically called, the payment at maturity, if any, is calculated based solely on the performance of the Lesser Performing Underlying — If the Notes are not automatically called pursuant to the Call Feature, the payment at maturity, if any, will be linked solely to the performance of the Lesser Performing Underlying. As a result, in the event that the Final Underlying Level of the Lesser Performing Underlying is less than its Downside Threshold, the Underlying Return of only the Lesser Performing Underlying will be used to determine the return on your Notes, and you will not benefit from the performance of the other Underlying, even if the Final Underlying Level of the other Underlying is greater than or equal to its Downside Threshold or Initial Underlying Level.

♦	You may not receive any Contingent Coupons — The Issuer will not necessarily make periodic coupon payments on the Notes. If the Closing Level of either Underlying on an Observation Date is less than its Coupon Barrier, the Issuer will not pay you the Contingent Coupon applicable to that Observation Date even if the Closing Level of the other Underlying is greater than or equal to its Coupon Barrier on that Observation Date. If the Closing Level of either Underlying is less than its Coupon Barrier on each of the Observation Dates, the Issuer will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your principal amount even if at that time the level of either or both of the Underlyings is greater than or equal to its Downside Threshold.

♦	Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of either Underlying — The return potential of the Notes is limited to the pre-specified per annum Contingent Coupon Rate, regardless of any appreciation of either Underlying. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Closing Level of each Underlying has been greater than or equal to its Coupon Barrier prior to maturity or an automatic call. Further, if the Notes are automatically called pursuant to the Automatic Call Feature, you will not receive Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the fourth Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, you may be subject to the decline in the level of the Lesser Performing Underlying even though you will not participate in any appreciation of either Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in either or both of the Underlyings or securities composing the Underlyings.

♦	Because the Notes are linked to the Lesser Performing Underlying, you are exposed to greater risks of no Contingent Coupons and sustaining a significant loss of principal at maturity than if the Notes were linked to a single Underlying — The risk that you will not receive any Contingent Coupons and lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With two Underlyings, it is more likely that the Closing Level of either Underlying will be less than its Coupon Barrier on the specified Observation Dates or less than its Downside Threshold on the Final Valuation Date and, therefore, it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss of principal at maturity. In addition, because the Closing Level of each Underlying must be greater than or equal to its Initial Underlying Level on an Observation Date in order for the Notes to be automatically called prior to maturity, the Notes are less likely to be automatically called on any Observation Date than if the Notes were linked to a single Underlying. Further, the performance of the Underlyings may not be correlated or may be negatively correlated. The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively. See “Correlation of the Underlyings” below.

It is impossible to predict what the correlation between the Underlyings will be over the term of the Notes. The Underlyings represent different equity markets. The DAX® Index (Price Return) represents large-capitalization companies listed on the Frankfurt Stock Exchange and the Russell 2000® Index represents the small-capitalization segment of the United States equity market. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using our internal models and is not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

PS-9

♦	You are exposed to the market risk of each Underlying — Your return on the Notes is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlying. Poor performance by either Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the level of the other Underlying. To receive any Contingent Coupons, the Closing Level of each Underlying must be greater than or equal to its Coupon Barrier on the applicable Observation Date. In addition, if the Notes have not been automatically called prior to maturity and the Final Underlying Level of either Underlying is less than its Downside Threshold, you will be exposed to the full decline in the Lesser Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying.

♦	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. The likelihood that the Notes will be automatically called prior to the Maturity Date is highest earlier in their term. Generally, the longer the Notes remain outstanding, the less likely it is that the Notes will be automatically called, due to the decline in the level of either or both of the Underlyings that has caused the Notes not to be automatically called on an earlier Observation Date and the shorter time remaining for the level of any such Underlying to increase to or above its Initial Underlying Level on a subsequent Observation Date. If the Notes are not automatically called, you might be exposed to the full decline in the Lesser Performing Underlying.

♦	A higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or Downside Threshold may reflect greater expected volatility of the Underlyings, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the levels of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon payments and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your principal at maturity.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Owning the Notes is not the same as owning the securities composing either or both Underlyings — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing either or both Underlyings. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing either Underlying would have.

♦	Each Underlying reflects the price return of the securities composing that Underlying, not the total return — The return on the Notes is based on the performance of the Underlyings, which reflect changes in the market prices of the securities composing each Underlying. Each Underlying is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the applicable Underlying. Accordingly, the return on the Notes will not include such a total return feature.

PS-10

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and each Underlying.

♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of either Underlying will rise or fall. There can be no assurance that the level of either Underlying will not close below its Downside Threshold on the Final Valuation Date. The level of each Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect that Underlying. You should be willing to accept the downside risks associated with equities in general and each Underlying in particular, and the risk of losing a significant portion or all of your principal amount.

♦	Potential Barclays Bank PLC impact on the levels of the Underlyings — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlyings and/or over-the-counter options, futures or other instruments with returns linked to the performance of either or both Underlyings or the securities composing the Underlyings, may adversely affect the level of either Underlying and, therefore, the market value of the Notes.

♦	Non-U.S. securities markets risks with respect to the DAX® Index (Price Return) — The equity securities composing the DAX® Index (Price Return) are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	No direct exposure to fluctuations in exchange rates between the U.S. dollar and the euro with respect to the DAX® Index (Price Return) — The DAX® Index (Price Return) is composed of non-U.S. securities denominated in euros. Because the level of the DAX® Index (Price Return) is also calculated in euros (and not in U.S. dollars), the performance of the DAX® Index (Price Return) will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the Notes determined based in part on the performance of the DAX® Index (Price Return) will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, holders of the Notes will not benefit from any appreciation of the euro relative to the U.S. dollar.

♦	The Notes are subject to small-capitalization companies risk with respect to the Russell 2000® Index — The Russell 2000® Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Russell 2000® Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the levels of the Underlyings on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings and the securities composing the Underlyings;

♦	correlation (or lack of correlation) of the Underlyings;

PS-11

♦	the time to maturity of the Notes;

♦	the market prices of, and dividend rates on, the securities composing the Underlyings;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events;

♦	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the DAX® Index (Price Return) trade; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlyings or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our

PS-12

affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlyings and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an Underlying is to be determined; if an Underlying is discontinued or if the sponsor of an Underlying fails to publish that Underlying, selecting a successor underlying or, if no successor underlying is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of an Underlying on any date of determination in the event of certain changes in or modifications to an Underlying. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

♦	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page PS-19 of this pricing supplement.

PS-13

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $10 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below.* You should not take these examples as an indication or assurance of the expected performance of the Notes. The examples below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples below have been rounded for ease of analysis. In these examples, we refer to the DAX® Index (Price Return) and the Russell 2000® Index as the “DAXK Index” and the “RTY Index,” respectively.

Term:	Approximately five years (unless called earlier)
Contingent Coupon Rate:	6.00% per annum (or 1.50% per quarter)
Contingent Coupon:	$0.15 per quarter
Hypothetical Initial Underlying Level:	100.00 for the DAXK Index and 100.000 for the RTY Index
Hypothetical Coupon Barrier:	65.00 for the DAXK Index and 65.000 for the RTY Index (which, with respect to each Underlying, is 65.00% of the hypothetical Initial Underlying Level of that Underlying)
Hypothetical Downside Threshold:	50.00 for the DAXK Index and 50.000 for the RTY Index (which, with respect to each Underlying, is 50.00% of the hypothetical Initial Underlying Level of that Underlying)
Observation Dates:	Observation Dates will occur quarterly as set forth under “Final Terms” and “Observation Dates/Coupon Payment Dates/Call Settlement Dates” in this pricing supplement. The Notes will be automatically callable beginning on the fourth Observation Date.

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Levels, Coupon Barriers or Downside Thresholds. The hypothetical Initial Underlying Levels of 100.00 for the DAXK Index and 100.000 for the RTY Index have been chosen for illustrative purposes only and do not represent the actual Initial Underlying Levels for the Underlyings. The actual Initial Underlying Level, Coupon Barrier and Downside Threshold of each Underlying are set forth on the cover of this pricing supplement. For historical Closing Levels of the Underlyings, please see the historical information set forth under the sections titled “DAX® Index (Price Return)” and “Russell 2000® Index” below. We cannot predict the Closing Level of either Underlying on any day during the term of the Notes, including on any Observation Date.

The examples below are purely hypothetical. These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the Closing Level of either Underlying on that Observation Date is less than its Coupon Barrier, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Level of either Underlying is less than its Downside Threshold and/or its Coupon Barrier and (d) how the total return on the Notes may be less than the total return on a direct investment in either or both Underlyings in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the $10 principal amount.

PS-14

Example 1 — Notes Are Automatically Called on the Fourth Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	DAXK Index: 105.00	Closing Level of each Underlying at or above its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing Level of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.15 on first Coupon Payment Date.
RTY Index: 110.000
Second Observation Date	DAXK Index: 80.00	Closing Level of each Underlying below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing Level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
RTY Index: 45.000
Third Observation Date	DAXK Index: 60.00	Closing Level of each Underlying below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing Level of DAXK Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
RTY Index: 80.000
Fourth Observation Date	DAXK Index: 110.00	Closing Level of each Underlying at or above its Initial Underlying Level; Notes are automatically called; Issuer pays principal plus Contingent Coupon of $0.15 on Call Settlement Date.
RTY Index: 115.000

Total Payments (per Note):	Payment on Call Settlement Date:	$10.15 ($10.00 + $0.15)
	Prior Contingent Coupons:	$0.15 ($0.15 × 1)
	Total:	$10.30
	Total Return:	3.00%

Because the Closing Level of each Underlying is greater than or equal to its Initial Underlying Level on the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are automatically called on that Observation Date. The Issuer will pay you on the Call Settlement Date $10.15 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, because the Closing Level of each Underlying was greater than or equal to its Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $0.15 on the first Coupon Payment Date. However, because the Closing Level of at least one Underlying was less than its Coupon Barrier on the second and third Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $10.30 per Note for a total return of 3.00% on the Notes.

PS-15

Example 2 — Notes Are NOT Automatically Called and the Final Underlying Level of Each Underlying Is At Or Above Its Downside Threshold and Coupon Barrier

Date	Closing Level	Payment (per Note)
First Observation Date	DAXK Index: 115.00	Closing Level of each Underlying at or above its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing Level of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.15 on first Coupon Payment Date.
RTY Index: 110.000
Second Observation Date	DAXK Index: 80.00	Closing Level of each Underlying below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing Level of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.15 on second Coupon Payment Date.
RTY Index: 75.000
Third Observation Date	DAXK Index: 85.00	Closing Level of each Underlying below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing Level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
RTY Index: 60.000
Fourth to Nineteenth Observation Dates	Various (below Coupon Barrier)	Closing Level of each Underlying below its Initial Underlying Level; Notes NOT automatically called. Closing Level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to nineteenth Coupon Payment Dates.
Twentieth Observation Date (the Final Valuation Date)	DAXK Index: 110.00	Closing Level of RTY Index below its Initial Underlying Level; Notes NOT automatically called. Final Underlying Level of each Underlying at or above its Downside Threshold and Coupon Barrier; Issuer pays principal plus Contingent Coupon of $0.15 on Maturity Date.
RTY Index: 80.000

Total Payments (per Note):	Payment at Maturity:	$10.15 ($10.00 + $0.15)
	Prior Contingent Coupons:	$0.30 ($0.15 × 2)
	Total:	$10.45
	Total Return:	4.50%

Because the Closing Level of either Underlying was less than its Initial Underlying Level on each Observation Date on and after the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold and Coupon Barrier, the Issuer will pay you on the Maturity Date $10.15 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

In addition, because the Closing Level of each Underlying was greater than or equal to its Coupon Barrier on the first and second Observation Dates, the Issuer will pay the Contingent Coupon of $0.15 on each of the first and second Coupon Payment Dates. However, because the Closing Level of at least one Underlying was less than its Coupon Barrier on the third through nineteenth Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $10.45 per Note for a total return of 4.50% on the Notes.

PS-16

Example 3 — Notes Are NOT Automatically Called and the Final Underlying Level of Each Underlying Is At Or Above Its Downside Threshold but the Final Underlying Level of At Least One Underlying Is Below Its Coupon Barrier

Date	Closing Level	Payment (per Note)
First Observation Date	DAXK Index: 115.00	Closing Level of each Underlying at or above its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing Level of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.15 on first Coupon Payment Date.
RTY Index: 110.000
Second Observation Date	DAXK Index: 80.00	Closing Level of each Underlying below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing Level of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.15 on second Coupon Payment Date.
RTY Index: 75.000
Third Observation Date	DAXK Index: 105.00	Closing Level of RTY Index below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing Level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
RTY Index: 60.000
Fourth to Nineteenth Observation Dates	Various (below Coupon Barrier)	Closing Level of each Underlying below its Initial Underlying Level; Notes NOT automatically called. Closing Level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to nineteenth Coupon Payment Dates.
Twentieth Observation Date (the Final Valuation Date)	DAXK Index: 110.00	Closing Level of RTY Index below its Initial Underlying Level; Notes NOT automatically called. Final Underlying Level of each Underlying at or above its Downside Threshold; Final Underlying Level of RTY Index below its Coupon Barrier; Issuer repays principal on Maturity Date.
RTY Index: 60.000

Total Payments (per Note):	Payment at Maturity:	$10.00
	Prior Contingent Coupons:	$0.30 ($0.15 × 2)
	Total:	$10.30
	Total Return:	3.00%

Because the Closing Level of at least one Underlying was less than its Initial Underlying Level on each Observation Date on and after the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold and the Final Underlying Level of at least one Underlying is less than its Coupon Barrier, the Issuer will pay you on the Maturity Date $10.00 per Note, which is equal to your principal amount.

In addition, because the Closing Level of each Underlying was greater than or equal to its Coupon Barrier on the first and second Observation Dates, the Issuer will pay the Contingent Coupon of $0.15 on each of the first and second Coupon Payment Dates. However, because the Closing Level of at least one Underlying was less than its Coupon Barrier on the third through nineteenth Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $10.30 per Note for a total return of 3.00% on the Notes.

PS-17

Example 4 — Notes Are NOT Automatically Called and the Final Underlying Level of At Least One Underlying Is Below Its Downside Threshold

Date	Closing Level	Payment (per Note)
First Observation Date	DAXK Index: 55.00	Closing Level of each Underlying below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing Level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
RTY Index: 60.000
Second Observation Date	DAXK Index: 105.00	Closing Level of the RTY Index below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing Level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
RTY Index: 55.000
Third Observation Date	DAXK Index: 90.00	Closing Level of each Underlying below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing Level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
RTY Index: 50.000
Fourth to Nineteenth Observation Dates	Various (below Coupon Barrier)	Closing Level of each Underlying below its Initial Underlying Level; Notes NOT automatically called. Closing Level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to nineteenth Coupon Payment Dates.
Twentieth Observation Date (the Final Valuation Date)	DAXK Index: 45.00	Closing Level of DAXK Index below its Initial Underlying Level; Notes NOT automatically called. Closing Level of DAXK Index below its Coupon Barrier and Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date; Issuer repays less than the principal amount resulting in a percentage loss of principal equal to the decline of the Lesser Performing Underlying.
RTY Index: 110.000

Total Payments (per Note):	Payment at Maturity:	$4.50
	Prior Contingent Coupons:	$0.00
	Total:	$4.50
	Total Return:	-55.00%

Because the Closing Level of at least one Underlying is less than its Initial Underlying Level on each Observation Date on and after the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Underlying Level of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per Note, for a total return of -55.00% on the Notes, calculated as follows:

$10 × (1 + Underlying Return of the Lesser Performing Underlying)

Step 1: Calculate the Underlying Return of each Underlying:

Underlying Return of the DAXK Index:

Final Underlying Level – Initial Underlying Level	=	45.00 – 100.00	= -55.00%
Initial Underlying Level		100.00

Underlying Return of the RTY Index:

Final Underlying Level – Initial Underlying Level	=	110.000 – 100.000	= 10.00%
Initial Underlying Level		100.000

Step 2: Determine the Lesser Performing Underlying: The DAXK Index is the Underlying with the lower Underlying Return.

Step 3: Calculate the Payment at Maturity:

$10 × (1 + Underlying Return of the Lesser Performing Underlying) = $10 × (1 + -55.00%) = $4.50

In addition, because the Closing Level of at least one Underlying is less than its Coupon Barrier on each Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes.

PS-18

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” exclude from their scope instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

PS-19

DAX® Index (Price Return)

The DAX® Index (Price Return) (the “DAXK Index”) is a free float-adjusted market capitalization-weighted index that consists of 30 of the largest and most actively traded companies listed on the FWB® Frankfurt Stock Exchange. For more information about the DAXK Index, see “Annex—The DAX® Index (Price Return)” below.

Historical Information

The following graph sets forth the historical performance of the DAXK Index from January 2, 2008 through October 25, 2017, based on the daily Closing Levels of the DAXK Index. The Closing Level of the DAXK Index on October 25, 2017 was 6,139.22. The dotted lines represent the Coupon Barrier and the Downside Threshold of 3,990.49 and 3,069.61, respectively, which are equal to 65.00% and 50.00%, respectively, of the Initial Underlying Level of the DAXK Index.

We obtained the Closing Levels of the DAXK Index from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the DAXK Index should not be taken as an indication of future performance. Future performance of the DAXK Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the DAXK Index during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the DAXK Index will result in the return of any of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS-20

Russell 2000® Index

The Russell 2000® Index (the “RTY Index”) is calculated, maintained and published by FTSE Russell. The RTY Index measures the capitalization-weighted price performance of 2,000 small-capitalization stocks and is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying index supplement, as supplemented by the following updated information. As of August 2017, to be eligible for inclusion in the RTY Index, each company is required to have more than 5% of its voting rights (aggregated across all of its equity securities) in the hands of unrestricted shareholders. Companies already included in the RTY Index have a 5 year grandfathering period to comply or they will be removed from the RTY Index in September 2022.

Historical Information

The following graph sets forth the historical performance of the RTY Index from January 2, 2008 through October 25, 2017, based on the daily Closing Levels of the RTY Index. The Closing Level of the RTY Index on October 25, 2017 was 1,493.478. The dotted lines represent the Coupon Barrier and the Downside Threshold of 970.761 and 746.739, respectively, which are equal to 65.00% and 50.00%, respectively, of the Initial Underlying Level of the RTY Index.

We obtained the Closing Levels of the RTY Index from Bloomberg, without independent verification. Currently, whereas the RTY Index sponsor publishes the official Closing Level of the RTY Index to six decimal places, Bloomberg reports the Closing Level to fewer decimal places. As a result, the Closing Level of the RTY Index reported by Bloomberg may be lower or higher than the official Closing Level of the RTY Index published by the RTY Index sponsor. Historical performance of the RTY Index should not be taken as an indication of future performance. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the RTY Index during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the RTY Index will result in the return of any of your principal amount.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS-21

Correlation of the Underlyings

The following graph sets forth the historical performances of the DAX® Index (Price Return) and the Russell 2000® Index from January 2, 2008 through October 25, 2017, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a Closing Level of 100.00 on January 2, 2008 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 2, 2008 and multiplying by 100.00.

We obtained the Closing Levels used to determine the normalized Closing Levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your principal amount.

PAST PERFORMANCE AND CORRELATION OF THE UNDERLYINGS ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlying. However, the graph does not provide a precise measurement of the correlation of the Underlyings. Moreover, any historical correlation of the Underlyings is not indicative of the degree of correlation of the Underlyings, if any, that will be experienced over the term of the Notes.

The lower (or more negative) the correlation between the Underlyings, the less likely it is that the Underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the Underlyings to close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings might close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively, as both of the Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using our internal models and is not derived from the returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

PS-22

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We expect that delivery of the Notes will be made against payment for the Notes on the Settlement Date indicated on the cover of this pricing supplement, which is expected to be more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in more than two business days, to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 28, 2017, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 28, 2017, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 28, 2017, which has been filed as an exhibit to the report on Form 6-K referred to above.

PS-23

Annex—DAX® Index (Price Return)

All information contained in this pricing supplement regarding the DAXK Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Deutsche Börse AG (“Deutsche Börse”). The DAXK Index is calculated, maintained and published by Deutsche Börse. Deutsche Börse has no obligation to continue to publish, and may discontinue publication of, the DAXK Index at any time.

The DAXK Index is reported by Bloomberg L.P. under the ticker symbol “DAXK.”

The DAXK Index is a free float-adjusted market capitalization-weighted index that consists of 30 of the largest and most actively traded companies listed on the FWB® Frankfurt Stock Exchange. These companies are selected from the continuously traded companies in the Prime Standard segment that meet certain selection criteria. To be listed in the Prime Standard, a company must meet minimum statutory requirements, which include the regular publication of financial reports, and must satisfy additional transparency requirements. The reference date of the DAXK Index is December 30, 1987.

The DAXK Index is capital-weighted, meaning the weight of any individual issue is proportionate to its respective share in the overall capitalization of all index component issuers. The weight of any single company is capped at 10% of the DAXK Index capitalization, measured quarterly. Weighting is based exclusively on the free-float portion of the issued share capital of any class of shares involved. Both the number of shares included in the issued share capital and the free-float factor are updated on one day each quarter (we refer to this date as the “chaining date” and to the process by which these updates are made as “chaining”). The DAXK Index is a price index, which measures the actual price performance and is adjusted only for income from subscription rights and special distributions.

Methodology of the Index

The Working Committee for Equity Indices and the Management Board of Deutsche Börse

The Working Committee for Equity Indices (the “Committee”) advises Deutsche Börse on all issues related to the DAXK Index, recommending changes to the composition of the DAXK Index on the basis of the various principles and regulations. The Committee acts as an advisory body based on the basic principles mentioned and the rules of the guidelines. In this capacity, it can recommend any necessary adjustments to the rulebook.

The Committee consists of Deutsche Börse employees and representatives of leading national and international financial institutions. The Committee’s meetings usually take place on the respective fifth trading day in March, June, September and December. Extraordinary meetings may also be convened.

The selection of companies in the DAXK Index is based on the quantitative criteria of order book volume and free-float market capitalization. The reporting date for collecting data is the last trading day of the month for which the ranking list is created. The ranking list is created and published monthly by Deutsche Börse. On the basis of the ranking list, the Committee issues a recommendation of whether a company should be replaced and if so, which company should replace it.

Free Float

Free float refers to the freely tradable shares of a company that are not held in fixed ownership. The following rules apply to determine the free float:

1. All shareholdings of an owner which, on an accumulated basis, account for at least 5% of a company’s share capital attributed to a class of shares are considered to be non-free float. Shareholdings of an owner also include shareholdings:

•	held by the family of the owner as defined by section §15a of the German Securities Trading Act (“WpHG”);

•	for which a pooling has been arranged in which the owner has an interest;

•	managed or kept in safe custody by a third party for account of the owner;

•	held by a company which the owner controls as defined by section 290(2) of the German Commercial Code (HGB); and

•	subject to a statutory or contractual qualifying period of at least six months.

This does not include shareholdings of:

•	asset managers and trust companies;

•	funds and pension funds; and

•	investment companies or foreign investment companies in their respective special fund assets insofar as they are held as part of short-term investment strategies and the size of a shareholding does not exceed 25% of a company’s share capital. This does not apply to shareholdings held by venture capital companies, government funds or shareholdings held by their financial agencies, or supranational funds.

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In this context, shares for which the acquirer has at the time of purchase clearly and publicly stated that strategic goals are being pursued and that the intention is to influence the company policies and ongoing business of the company in the long-term are not considered a short-term investment. In addition, shares having been acquired through a public purchase offer will not be considered a short-term investment.

2. Shares of an owner that are subject to a statutory or contractual qualifying period of at least six months with regard to their disposal and shares held by the issuing company (treasury shares) are — irrespective of the size of a shareholding — always considered fixed holdings.

3. In the case of an ongoing takeover, shares that are under the control of the overtaking companies via derivatives will also be considered for the determination of the stock’s free float. The derivatives need to be subject to registration and correspondingly registered according to legislation in WpHG and the German Securities Acquisition and Takeover Act (“WpÜG”).The various criteria in nos. 1 to 3 are also fully applied to classes of shares that are subject to restrictions of ownership. For the purpose of the determination of the free float as described above, each ISIN under which shares are traded is considered a separate share class.

If Deutsche Börse determines and publishes a company’s free float within the framework of a scheduled chaining, this free-float factor will only be changed or corrected at the next scheduled chaining date. This is also the case if Deutsche Börse learns of facts or circumstances following the determination of the free float that would have resulted in the determination of a different free-float factor had they been known at the time of the determination. Deutsche Börse will, however, provide information on the correction to be made to the free-float factor at the next scheduled chaining date immediately after becoming aware of such facts or circumstances.

Index Composition

Selection Criteria

The basic criteria for including companies in the DAXK Index are:

•	an existing listing in the Prime Standard segment (i.e. there is no public information on the existence of an application for revocation pursuant to Section 46 of the Exchange Rules for the FWB® Frankfurt Stock Exchange (the “FWB Exchange Rules”), which provides for revocation of admission of securities to the regulated market (General Standard) upon application by the issuer);

•	continuous trading on Deutsche Börse’s electronic trading system Xetra®;

•	a minimum free float of 10%;

•	legal headquarters or operating headquarters in Germany; and

•	a minimum period since first listing of at least 30 trading days

There is expanded criteria for foreign companies, under which foreign companies must:

•	have a registered office in Germany (other than the registered office this can also be an operating headquarter); or

•	have their focus of trading volume on Xetra® and their legal headquarters in the European Union (“EU”) or in a European Free Trade Association (“EFTA”) country.

A company focuses its trading volume on Xetra® if at least 33% of its total turnover within the EU or the EFTA has been transacted via the FWB® Frankfurt Stock Exchange over the last 12 months. The total turnover includes the turnover of all stock listings belonging to a company that arise due to trading on regulated exchanges and multilateral trading facilities.

Companies that satisfied the prerequisites listed above are selected for inclusion in the DAXK Index based on the quantitative criteria of order book volume and free-float market capitalization. The reporting date for collecting data is the last trading day of the month for which the ranking list is created. The ranking list is created and published monthly by Deutsche Börse.

Creating the Ranking List

To create the ranking list, the parameters relevant for the allocation of a rank — order book volume and free-float market capitalization — are recorded and the basis criteria are checked on the recording date (last trading day of the month).

A volume-weighted average price (“VWAP”) over 20 trading days (20-trading day VWAP) is used to calculate the free-float market capitalization. This is calculated as the average value of daily VWAPs based on Xetra® prices of the last 20 trading days in a class. The 20-trading day VWAP on the last trading day of a month is used to create the ranking list.

The order book volume is the sum of the daily turnover of a class over a period of twelve months. The following special provisions apply:

•	if the order book volumes of a company are not available for the whole twelve-month period due to the time of its commencement of trading or its initial listing on one of the transparency standards, the order book volumes of the first 20 trading days are taken away and the remainder of the relevant data is linearly projected for twelve months. This procedure, however, is only applicable to companies that have been traded for at least 30 days as per the reporting date, taking order book volumes of at least ten days into account for projection purposes;

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•	if the transparency standard is changed (Scale segment, General and Prime Standard), the order book volumes from the original transparency standard are taken into account; and

•	in the case of a merger of two companies, the order book volumes of both companies are aggregated, provided that both companies were listed on the Frankfurt Stock Exchange prior to the merger. A requirement for aggregating order book volumes is that the company or companies that no longer exist are no longer listed separately on one of the transparency standards (Prime, General, Standard, Scale segment or Basic Board) on the FWB® Frankfurt Stock Exchange. The order book volumes are aggregated retroactively at this point for the allocation of a rank.

Inclusion in the Ranking List

All of the share classes listed on Prime Standard on Xetra® are listed on the ranking list. A ranking is given to the share classes that meet the selection criteria outlined above. Companies that are first listed on Xetra® have additionally to be listed for a minimum of at least 30 trading days. Classes that do not meet the above criteria given are listed on the ranking list but do not receive a ranking. Each ISIN under which shares in a company are traded is considered a separate class in this regard. If a company has several share classes, only the largest or most liquid share class is given a ranking.

If subscription rights issued as part of a capital increase are of value on the date of creating the ranking list, the market capitalization shown on the ranking list will be determined in consideration of the capital increase. In this case, an acceptance ratio of 100% is assumed. If the share capital at the end of the subscription period differs from this, the market capitalization will be adjusted accordingly.

Exclusion from Ranking

1. A company can be removed from the DAXK Index immediately if its index weight based on its current free-float market capitalization exceeds 10 % and its annualized 30-day volatility (annualized volatility of the share price over the last 30 days) exceeds 250%. The relevant figures are published by Deutsche Börse on a daily basis. A company that is excluded from the DAXK Index due to a violation of the volatility criterion will be considered for a ranking only if its 30-day volatility falls below 150% at the time of ranking and on any of the 14 trading days prior to this date. Re-inclusion in the ranking is also possible only for the company’s class which was excluded from the DAXK Index.

2. If a foreign company does not meet the trading criteria on Xetra® on the monthly ranking list, the company will not be ranked. A foreign company will only be ranked once it meets the trading criteria on Xetra® again.

3. To ensure the position of the DAXK Index as a leading equity index, Deutsche Börse reserves the right to exclude certain companies from being ranked on the ranking list after consultation with the Committee. An appropriate reason for such an exclusion may be, for example, the fact that it is a foreign company with the holding’s headquarters in Germany but the focus of its business activity is abroad.

Adjustments to Index Composition

The index composition of the DAXK Index is reviewed quarterly based on the Fast Exit and Fast Entry rules. The index composition of the DAXK Index is reviewed every September based on the Regular Exit and Regular Entry rules.

The purpose of the review on the basis of the Fast Exit and Fast Entry rules is to account for significant changes in rankings. These changes may occur when companies no longer possess the required size (free-float market capitalization) or liquidity (order book volume), which may arise due to large issues (e.g., major changes in the free-float or a steep price drop) and should be taken into consideration promptly in the index.

The selection of companies in the DAXK Index is based on the quantitative criteria of free-float market capitalization and order book volume. The currently valid ranking list always forms the basis for the application of the rules outlined below. The four rules are applied successively.

•	Fast Exit: a company is replaced if it has a worse rank than the “candidate rank” in one of the two criteria of free-float market capitalization or order book volume (e.g., greater than 45 in the free-float market capitalization criterion or greater than 45 in the order book volume criterion in the DAXK Index ranks). It is replaced by the company with the highest free-float market capitalization that has the corresponding ranking positions for both criteria in the “alternate candidate rank.” If there are no companies that meet these conditions, the successor is determined by relaxing the order book volume criterion twice gradually, each time by five ranks (e.g., 35/40 then 35/45 in the DAXK Index ranks). If there is still no company that meets the criteria, the company with the highest free-float market capitalization is determined as the successor.

•	Fast Entry: a company is included if it has the same or better rank than the “candidate rank” in both the free-float market capitalization and order book volume criteria (e.g., smaller than or equal to rank 25 for the free-float market capitalization criterion and smaller than or equal to rank 25 in the order book volume criterion in the DAXK Index ranks). The company with the lowest free-float market capitalization that is ranked worse than the “alternate candidate rank” in one of the criteria is excluded (e.g., greater than 35 in one of the two criteria in the DAXK Index ranks). If there are no companies in the selection index that meet these criteria, the company with the lowest free-float market capitalization is removed from the selection index.

•	Regular Exit: a company may be replaced if it has a worse rank than the “candidate rank” in one of the two criteria of free-float market capitalization or order book volume (for example, greater than 40 in the free-float market capitalization criterion or greater than 40 in the order book volume criterion in the DAXK Index ranks). It may be replaced by the company with the highest free-float market capitalization that has the corresponding ranking positions for both criteria in the “alternate candidate rank.” If no successor can be determined, no change takes place.

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•	Regular Entry: a company may be included if it has the same or better rank than the “candidate rank” in both the free-float market capitalization and order book volume criteria (e.g., a smaller than or equal to rank 30 for the free-float market capitalization criterion and smaller than or equal to rank 30 in the order book volume criterion in the DAXK Index ranks). The company with the lowest free-float market capitalization that is ranked worse than the “alternate candidate rank” in one of the criteria may be excluded (e.g., greater than 35 in one of the two criteria in the DAXK Index ranks). If no alternate candidate can be determined, no exchange takes place.

In principle, the following applies to all four rules: If several companies fulfill the criteria, the best/ worst candidate in terms of free-float market capitalization is included/replaced.

In exceptional cases, for example, takeovers announced at short notice or significant changes in the free float, Deutsche Börse AG may deviate from rules 1-4 mentioned above. The Committee can be consulted as an advisory council. Furthermore, Deutsche Börse AG may also decide to undertake a market consultation.

Decisions regarding changes to the composition of the DAXK Index are published after 10 p.m. CET on the third trading day in March, June, September and December in a press release and online at www.dax-indices.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in such website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Actions in Case of Shortfalls or Surpluses

It may be the case that there is a shortfall in the DAXK Index during the index review. This may occur when a company no longer meets the basic criteria. An example would be a company publicly announcing the discontinuation of the Prime Standard listing. Remaining in the DAXK Index is, therefore, no longer justified, however this will only take effect in the next regular review. In this case, the company would be removed during the regular review before the application of the four rules above. Consequently there would be a shortfall in the selection index.

If a shortfall exists in the DAXK Index, this shortfall is treated as a Fast Exit. Consequently, the Fast Exit rule of the DAXK Index is applied. In this case, the company which caused the shortfall is considered the Fast Exit candidate. A company that, in turn, could be accepted into the DAXK Index is found using the Fast Exit rule.

The DAXK Index is restored to the fixed number of companies before the four rules are applied (Fast Exit, Fast Entry, Regular Exit, Regular Entry). The aim of this is to ensure that the DAXK Index contains the designated number of companies before the review of the DAXK Index is performed.

Extraordinary Index Review

Notwithstanding the rules on ordinary adjustment, extraordinary changes to the composition must be made if the events described below take place. A successor is selected based on the currently applicable, i.e., most recently published ranking list and the rules for an ordinary adjustment. The changes in principle take place after the announcement with a notice period of two trading days.

Insolvency of Companies

•	Companies for which insolvency proceedings are not initiated for lack of assets, or which are currently in liquidation, are immediately removed from the DAXK Index.

•	In contrast, companies that have filed an application for the opening of insolvency proceedings are only removed from the DAXK Index in the course of the next quarterly review of the index composition. This also holds true once the insolvency proceedings begin.

Breach of the Basis Criteria

•	Companies no longer meeting the basis criteria necessary in order to remain in the DAXK Index (e.g., regarding the minimum free float, a Scale segment, General or Prime Standard listing or continuous trading) are removed from the DAXK Index as Deutsche Börse becomes aware of this. This is done based on the “fast exit” rule. Deutsche Börse communicates this decision and replaces the relevant company, usually two full trading days after the announcement. In justified cases (e.g., in the event of the inclusion of the successor company in the DAXK Index), the replacement can be delayed by up to ten trading days. Where non-compliance with these rules on a future date is already certain, the relevant company may be replaced as early as on the next chaining date.

•	Companies that no longer meet the additional requirements for foreign companies will not be immediately removed from the DAXK Index, but will be reviewed during the next quarterly review.

Breach of the Volatility Criteria

•	A company can be removed immediately if its DAXK Index weight based on its current free-float market capitalization exceeds 10 % and its annualized 30-day volatility exceeds 250%. The relevant figures are published by Deutsche Börse on a daily basis.

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Conversion of Preferred Shares into Ordinary Shares

•	If the ordinary shares are already included in the DAXK Index, then no chaining is carried out. The number or shares remains unchanged until the next chaining date.

•	If preferred shares are already included in the DAXK Index, then the ordinary shares are included in the DAXK Index, taking the place of the preferred shares. The number of ordinary shares and the free-float factor are adopted from the class of the preferred shares, and are subject to adjustment only on the next regular chaining date. If the conversion occurs in the ratio 1:1, no further amendments will be carried out. In all other cases, the mathematical price difference will be balanced by the Ci factor described under “Index Calculation” below.

Extraordinary Free Float Adjustments

•	If the free-float factor of a company included in the DAXK Index changes by more than 10 percentage points during the period between two regular chaining dates due to a corporate measure (e.g., subscription right or changes in share capital), the free-float factor will be updated extraordinarily. Deutsche Börse will announce the new free-float factor at least two trading days before the change becomes effective.

•	Free float adjustments resulting from ongoing acquisitions (acquisitions as defined by the WpÜG) will be made extraordinarily in the DAXK Index after the initial announcement and the final announcement at the end of the offer period. DAXK Index changes will be announced two trading days before the change becomes effective. Shares held in fixed ownership will remain unchanged until further information, i.e., according to the WpHG or other official sources, is available.

•	The extraordinary adjustment in each case will be carried out as described above, with the only difference that the index composition will not be changed and only the free-float factor of the affected company will be updated.

Adjustments in the Case of Mergers and Acquisitions

Two possible scenarios may occur in this context:

•	If the absorbing or emerging company meets the basis criteria for inclusion in the DAXK Index, then as soon as the free float of the absorbed company falls below 10%, the company is removed from the DAXK Index. The absorbed company is replaced by the absorbing or emerging company on the same date.

•	If the absorbing company is already included in the DAXK Index or does not meet the basis criteria for inclusion in the DAXK Index, then as soon as the free float of the absorbed company falls below 10%, the company is removed from the DAXK Index. On the same date, the absorbed company is replaced by a new company.

Conversion into Tendered Shares

The conversion of tendered shares is subject to the following process during the period between the first offer and the closing of the transaction:

•	If the company being taken over is a component in the DAXK Index, the company’s shares in the DAXK Index will be replaced by the tendered shares without chaining if the acceptance rate is at least 50% (according to section 23 WpUG). The number of shares and the free-float factor are assumed by the replaced shares and modified during the next regular chaining. A requirement for this replacement is that the tendered shares , as well as the shares that the tendered shares will be converted into, fulfill the basis criteria to remain in the DAXK Index and the new or acquiring company is not included in the DAXK Index.

•	In the event that the transaction is reversed, the tendered shares will be removed from the DAXK Index and reverted into the company’s original shares in the DAXK Index.

Index Calculation

The DAXK Index is weighted by market capitalization; however, only freely available and tradable shares (“free float”) are taken into account. The DAXK Index is a price index, which measures the actual price performance and is only adjusted for income from subscription rights and special distributions.

The Index Formula

The DAXK Index is conceived according to the Laspeyres formula set out below:

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whereby:

cit	=	Adjustment factor of company i at time t
ffiT	=	Free-float factor of share class i at time T
n	=	Number of shares in the DAXK Index
pi0	=	Closing price of share i on the trading day before the first inclusion in the DAXK Index
piT	=	Price of share i at time t
qi0	=	Number of shares of company i on the trading day before the first inclusion in the DAXK Index
qiT	=	Number of shares of company i at time T
t	=	Calculation time of the DAXK Index
KT	=	The chaining factor valid as of chaining date T
T	=	Date of the last chaining

The formula set out below is equivalent in analytic terms, but designed to achieve relative weighting:

The DAXK Index calculation can be reproduced in simplified terms by using the expression Fi:

•	Multiply the current price by the respective Fi weighting factor;

•	Take the sum of these products; and

•	Divide this by the base value (A) which remains constant until a modification in the DAXK Index composition occurs.

The Fi factors provide information on the number of shares required from each company to track the portfolio of the DAXK Index.

Calculation Frequency

DAXK Index calculation is performed on every trading day of FWB® Frankfurt Stock Exchange, using prices traded on Deutsche Börse’s electronic trading system Xetra®, whereby the last determined prices are used. The DAXK Index is calculated once a day, at the close of trading. The DAXK Index is distributed as soon as current prices are available for all companies included in the DAXK Index (but no later than 9:06 a.m.). If no opening prices for individual companies are available, the respective closing prices of the previous day are used instead to calculate the DAXK Index.

In the event of a suspension during trading hours, the last price determined before such a suspension is used for all subsequent computations. If such suspension occurs before the start of trading, the closing price of the previous day is taken instead. The “official” closing index level is calculated using the respective closing prices (or last prices) established on Xetra®.

Adjustments and Corrections

The DAXK Index is only adjusted for income from subscription rights and special distributions.

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The working committee of Deutsche Börse reserves the right to correct any incorrect index values with immediate effect after becoming aware of such incorrect index values. A historical correction is usually applied as of the start of the calculation of the current business day. Deutsche Börse will inform the general public of any such corrections immediately.

Licensing Agreement with Deutsche Börse

These Notes are neither sponsored nor promoted, distributed or in any other manner supported by Deutsche Börse. Deutsche Börse does not give any explicit or implicit warranty or representation, neither regarding the results deriving from the use of the DAXK Index, its underlying data and/or the index trademark nor regarding the closing value of the DAXK Index at a certain point in time or on a certain date nor in any other respect. The DAXK Index and its underlying data are calculated and published by Deutsche Börse. Nevertheless, as far as admissible under statutory law Deutsche Börse will not be liable vis-a-vis third parties for potential errors in the DAXK Index or its underlying data. Moreover, there is no obligation for Deutsche Börse vis-a-vis third parties, including investors, to point out potential errors in the DAXK Index. Neither the publication of the DAXK Index by Deutsche Börse nor the granting of any right to use the DAXK Index, its underlying data as well as the index trademark for the utilization in connection with these Notes or other securities or financial products, which derived from the DAXK Index, represents a recommendation by Deutsche Börse for a capital investment or contains in any manner a warranty or opinion by Deutsche Börse with respect to the attractiveness on an investment in this product. In its capacity as sole owner of all rights to the DAXK Index, its underlying data, and the index trademark Deutsche Börse has solely granted to the issuer of these Notes the utilization of the index data and the index trademark as well as any reference to the index data and the index trademark in connection with these Notes.

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